Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 22, 2013 (except for Note 1, as to which the date is May 9, 2013, and Note 17, as to which the date is June 26, 2013) in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-188783) and related Prospectus of Noodles & Company dated June 26, 2013.

/s/ Ernst & Young LLP

Denver, Colorado
June 26, 2013